English Translation Only, Subject to Original Version in Chinese.

November 28, 2011

Approval Letter

China Agriculture Media (Hebei) Co., Ltd.,

Hebei Agriculture Means of Production Co.,Ltd. hereby presents its approval for Mr. Chen Lijun to hold a concurrent post as the president of China Agriculture Media (Hebei) Co., Ltd.; and Mr. Peng Guojiang as the executive general manager of China Agriculture Media (Hebei) Co., Ltd..

(Stamp) Hebei Agriculture Means of Production Co.,Ltd.